77D.   Policies with respect to security investments


Total Return Fund

Updated the PIMCO Total Return Fund disclosure in Prospectus regarding the prohibition on investments in equity securities after December 31, 2003.

"The Fund may not invest in equity securities."

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European StocksPLUS TR Strategy, Far East (ex-Japan) StocksPLUS TR Strategy
and International StocksPLUS TR Strategy Funds

Each of the European StocksPLUS TR Strategy, Far East (ex-Japan) StocksPLUS TR Strategy and International StocksPLUS TR Strategy Funds may invest up to 10% of its total assets in Fixed Income Instruments of issuers based in countries with emerging market economies and may invest in emerging market equity securities up to the approximate weightings in the respective Fund's index.

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GNMA Fund

GNMA, a wholly owned U.S. Government corporation, is authorized to guarantee, with the full faith and credit of the U.S. Government, the timely payment of principal and interest on securities issued by institutions approved by GNMA and backed by pools of mortgages insured by the Federal Housing
Administration, or guaranteed by the Department of Veterans Affairs.

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Long-Term U.S. Government Fund

Securities issued by U.S. Government agencies or government-sponsored enterprises may not be guaranteed by the U.S. Treasury. GNMA, a wholly owned U.S. Government corporation, is authorized to guarantee, with the full faith and credit of the U.S. Government, the timely payment of principal and interest on securities issued by institutions approved by GNMA and backed by pools of mortgages insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. Government-related guarantors (i.e., not backed by the full faith and credit of the U.S. Government) include the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Pass-through securities issued by FNMA are guaranteed as to timely payment of principal and interest by FNMA but are not backed by the full faith and credit of the U. S. Government. FHLMC guarantees the timely payment of interest and ultimate collection of principal, but its participation certificates are not backed by the full faith and credit of the U.S. Government.

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Short Duration Municipal Income Fund

The Board of Trustees of the PIMCO Funds: Pacific Investment Management Series approved a change to the principal investments and strategies of the Short Duration Municipal Income Fund (the "Fund") that restricts the Fund from investing in securities subject to the alternative minimum tax ("AMT"). At the time of the Board's decision, the Fund's portfolio did not contain any securities subject to the AMT.

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All Asset Fund

Increased limit on investments in "Real Return Funds," which now includes the PIMCO RealEstateRealReturn Strategy Fund, from 67% to 75%. Also the PIMCO International StocksPLUS TR Strategy Fund was added to the 50% limit on StocksPLUS Funds.

In addition, the Fund's combined investments in the CommodityRealReturn Strategy, Real Return, Real Return II, Real Return Asset and
RealEstateRealReturn Strategy Funds normally will not exceed 75% of its total assets.